Exhibit 99.1

Pharmacyclics Announces Data Presentations
for Ibrutinib in B-Cell Malignancies
Clinical Presentation in Waldenström’s Macroglobulinemia Deemed “Best of ASH”

New Orleans, LA, December 10, 2013 -- Pharmacyclics, Inc. (NASDAQ: PCYC) today announced results of 40 clinical, non-clinical and pre-clinical presentations on ibrutinib (IMBRUVICA™) at the 55TH Annual meeting of the American Society of Hematology (ASH) held in New Orleans, Dec 7 - 10, 2013. There were seven presentations of clinical data, of which five were oral presentations, including one “Best of ASH” presentation on Waldenström’s macroglobulinemia (WM). In total, 33 additional pre-clinical and non-clinical presentations provided new discoveries using ibrutinib; seven of these were oral presentations. The presentations further elucidated the mechanism of action of ibrutinib and its effect in the tumor microenvironment and provided data on quality of life changes. Results covered various B-cell malignancies: chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL), WM, and non-Hodgkin lymphoma (NHL).

“The breadth of data presented at ASH this year demonstrates the scientific community’s interest in ibrutinib and builds on the clinical responses seen with ibrutinib as a backbone of combination therapy and as a single agent in multiple B-cell malignancies,” said Jesse McGreivy, M.D., Chief Medical Officer, Pharmacyclics. “This year’s data explain ibrutinib effect on the quality of life for patients and build on impressive efficacy and safety results, independent of cytogenetic risk factors. We also now have long-term follow-up in CLL, which suggests continuation of the efficacy and a decrease in overall and severe adverse events.”

Clinical  Trial Presentation Highlights

Chronic Lymphocytic Leukemia

-POSTER PRESENTATION- Abstract #4163:
The Bruton’s Tyrosine Kinase (BTK) Inhibitor Ibrutinib (PCI-32765) Monotherapy Demonstrates Long-term Safety and Durability of Response in Chronic Lymphocytic Leukemia(CLL)/Small Lymphocytic Leukemia (SLL) Patients in an Open-Label Extension Study
Susan O’Brien, M.D., Department of Leukemia, University of Texas MD Anderson Cancer Center, Houston, TX

A long-term analysis of Phase 1/2 studies of single agent ibrutinib in 148 patients with CLL/SLL aimed to evaluate safety based on time on therapy, summarize safety findings in both the treatment-naïve and relapsed/refractory (R/R) populations and assess overall response rate (ORR) and duration of response (DOR). The results showed that the percentage of patients who experienced a grade 3 or higher serious adverse event (SAE) declined over time from 43% within the first year of study treatment to 32% after the first year of treatment. Grade 3 or higher adverse events (AEs) and SAEs considered to be related directly to ibrutinib also declined notably compared to the first year of treatment: 24% and 8%, respectively, to 7% and 0%. The most frequent grade 3 or higher adverse events regardless of relationship to study drug were pneumonia (16.9%), hypertension (13.5%), neutropenia (11.5%), thrombocytopenia (7.4%) and diarrhea (5.4%).

Based on these patients the ORR was determined at 80.6% for treatment-naïve patients, and 83.8% for R/R patients. The ORR plus partial response with lymphocytosis was 87.1% in the treatment-naïve population and 88.9% in the R/R population. Median DOR was not reached in either population. At 30 months, 95.8% of treatment-naïve and 69.7% of R/R responders were alive without disease progression.

-ORAL PRESENTATION- CLL Abstract #675:
Ibrutinib In Combination With Rituximab (iR) is Well Tolerated and Induces a High Rate of Durable Remissions in Patients With High-Risk Chronic Lymphocytic Leukemia (CLL): New, Updated Results Of a Phase II Trial In 40 Patients
Jan A. Burger, M.D., Ph.D., Department of Leukemia, MD Anderson Cancer Center, Houston, TX

The objectives of this study were to assess the activity and tolerability of ibrutinib and rituximab in combination, in high-risk CLL patients. The study included 40 patients with CLL, with a median of two prior therapies. Twenty of the patients had del 17p mutations and 13 patients had del11q. Thirty-four patients (85%) achieved a partial response (PR), and four (10%) achieved a complete response (CR), leading to an ORR of 95%. One of four CRs was negative for minimal residual disease (MRD) by flow cytometry.

The most common AEs related to treatment, all grade 1 or 2, were diarrhea (n=17), bruising/rash (n=14), arthalgia (n=13), nausea/acid reflux (n=10) and upper respiratory infection (n=9). The most common grade 3 or higher AEs related to treatment were lung infection (n=4), peripheral neuropathy (n=3), neutropenia (n=2), mucositis (n=2) and increased ALT (n=1).

Questionnaires revealed improved overall health and quality of life after 6 months, based on Quality of Life questionnaire (EORTC-QOL-v.3), with 89% of patients reporting a high quality of life score (6 to 7) compared to 46% at baseline and patients achieved a statistically significant increase in body weight.

-POSTER PRESENTATION- CLL Abstract #2872:
Changing the Treatment Paradigm for Previously Treated Chronic Lymphocytic Leukemia Patients with Del(17p) Karyotype
Deborah M. Stephens, D.O., Division of Hematology, Department of Internal Medicine, The Ohio State University, Columbus, OH

This retrospective analysis aimed to describe the success of treatment of del 17p patients on clinical trials at The Ohio State University (OSU). The study reviewed records of 174 CLL patients with del 17p who had received prior therapy.

At patients’ first treatment at OSU (OSU Tx1), 16% (n=27), 33% (n=58), and 51% (n=89) of pts received an ibrutinib-based therapy, cyclin-dependent kinase inhibitor-based therapy (CDKi), or other therapies (O), respectively.

The ORR was significantly different among groups at 56%, 45%, and 24% in the ibrutinib, CDKi, and O groups, respectively. 12-month progression free survival (PFS) estimates were 77%, 38%, and 17% in the ibrutinib, CDKi, and O groups, respectively. 12-month overall survival (OS) estimates were 81%, 78%, and 58%. Notably, age did not correlate with response, PFS, or OS.

-ORAL PRESENTATION- CLL Abstract #673:
Single Agent Ibrutinib Achieves Equal Responses in CLL Patients With and Without Deletion 17p
Mohammed Farooqui, DO, National Institutes of Health, National Heart, Lung and Blood Institute, Bethesda, MD

This phase 2, single center, study of ibrutinib as a single-agent aimed to address the role of ibrutinib in the treatment of CLL patients with del 17p, regardless of their prior treatment history. The study enrolled 29 patients with del 17p, and 24 elderly patients without del 17p (NL 17p). Fifteen of the del 17p patients and eight of the NL 17p patients were treatment naïve. The primary endpoint of the study was response after 6 months, assessed by computed tomography (CT) scans, bone marrow biopsies, and routine clinical and laboratory studies.

At six months, 47 patients were evaluable. Of the patients with del 17p, 53% achieved a PR and 43% achieved a PRL, compared to 82% PR and 9% PRL among the NL 17p patients. The apparent difference in response rates is due to slower clearance of the treatment-induced lymphocytosis in the del 17p patients; however, the clinical benefit and disease control in all tissue sites was equal for both cohorts of patients. Twenty-month PFS was 100% in the NL 17p cohort, and 85% in the del 17p cohort.

The most common AEs, predominantly grade 1, were diarrhea (41%); arthralgia (30%); rash (27%); fatigue and bruising (20% each); and cramps (18%). The most common grade 3 or higher AEs were lung infection (5%) and rash (2%).

-ORAL PRESENTATION- CLL Abstract #525:
Ibrutinib in Combination With Bendamustine and Rituximab Is Active and Tolerable in Patients With Relapsed/Refractory CLL/SLL: Final Results Of a Phase 1b Study
Jennifer R. Brown, M.D., Ph.D., Dana-Farber Cancer Institute, Boston, MA

The primary objective of this study of 30 patients was to evaluate the safety of ibrutinib in combination with bendamustine and rituximab in patients with R/R CLL, and the secondary objectives were to evaluate the ORR and PFS. The observed safety profile for this novel combination was generally consistent with the safety profile of bendamustine and rituximab. The most frequently reported treatment-emergent AEs, regardless of attribution were predominantly grade 1 or 2, including diarrhea (70%), nausea (67%), fatigue (47%), neutropenia (40%) and upper respiratory tract infection (37%). The most frequently reported grade 3 or higher AEs were neutropenia (40%), rash and fatigue (10%each), thrombocytopenia and cellulitis (7% each), and febrile neutropenia (6%). Transient treatment-related lymphocytosis occurred less frequently in this combination than with ibrutinib monotherapy (Byrd et al, NEJM 2013).

With a median duration of treatment of 16 months, the ORR was 93.4% (28 out of 30 patients, including 5 CRs and 3nPRs), and one additional patient achieved a partial response with lymphocytosis. The median PFS has not been reached, and responses appeared to be independent of high-risk features. This combination is currently under investigation in a global Phase 3 trial.

Waldenström’s Macroglobulinemia

Best of ASH -ORAL PRESENTATION- Abstract #251:
A Prospective Multicenter Study Of The Bruton’s Tyrosine Kinase Inhibitor Ibrutinib In Patients With Relapsed Or Refractory Waldenstrom’s Macroglobulinemia
Steven Peter Treon, M.D., M.A., Ph.D., Bing Center for Waldenstrom’s Macroglobulinemia, Dana Farber Cancer Institute, Boston, MA

This study evaluated the efficacy and tolerability of ibrutinib in 63 patients with relapsed or refractory WM, and examined the impact of MYD88 L265P and WHIM-like CXCR4 mutations on ibrutinib response. With a median follow-up at 9 cycles (9 months), the best ORR (minor response or better, using consensus criteria adapted from the 3rd International Workshop on WM) was 83%. Six patients had a very good partial response, 34 achieved a PR, and 12 achieved a minor response (MR), with a major response rate (PR or better) of 64%. Ten patients showed stable disease. In patients who underwent tumor sequencing, attainment of major responses was impacted by mutations in CXCR4, but not MYD88 L265P.

The most common Grade 2 or higher treatment related AEs were neutropenia (n=12); thrombocytopenia (n=10); bleeding (n=5); and pneumonic infection, anemia and tachyarrhythmia (n=3 each). The most common grade 3 or higher treatment-related AEs were neutropenia (n=9) and thrombocytopenia (n=7). After a median follow up of 9 cycles, fifty-five patients (87.3%) continue on treatment.

Non-Hodgkin’s Lymphoma

-ORAL PRESENTATION- Abstract #852
Combining Ibrutinib With Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP): Updated Results From a Phase 1b Study in Treatment-Naïve Patients With CD20-Positive B-Cell Non-Hodgkin’s Lymphoma (NHL)
Anas Younes, M.D., Memorial Sloan-Kettering Cancer Center, New York, NY

R-CHOP is a standard of care in a number of the most common B-cell malignancies, including several NHL subtypes, such as diffuse large B-cell lymphoma (DLBCL), mantle cell lymphoma (MCL) and follicular lymphoma (FL). This study was an open-label, nonrandomized, multicenter study consisting of 2 parts: dose escalation in patients with DLBCL, MCL and FL (Part 1) and dose expansion only in DLBCL patients (Part 2). The primary objective of this phase 1B study in 33 patients was to determine the recommended phase 2 dose and dose-limiting toxicities of ibrutinib in combination with R-CHOP. Secondary objectives were to evaluate safety, ORR and pharmacokinetics. The results below focus on the 24 DLBCL patients across Parts 1 and 2 of the study.

Across Parts 1 and 2 (n=24), the most common all-grade treatment-emergent AEs (≥ 25%) were neutropenia (70.8%), nausea (66.7%), vomiting (66.7%), thrombocytopenia (58.3%), fatigue (50%), constipation (41.7%), anemia (41.7%), and diarrhea (33.3%). The most common Grade 3 or higher treatment-emergent AEs were neutropenia (66.7%), thrombocytopenia (16.7%), febrile neutropenia (16.7%), anemia (12.5%) and hypotension (8.3%).

The ORR for all evaluable patients across Parts 1 and 2 was 91.7%, with 83.3% of patients achieving a CR, and 8.3% achieving a PR.

Pre-Clinical and Non-Clinical Presentation Highlights

During the ASH meetings this year a total of 33 pre-clinical and non-clinical presentations were presented, 7 of these were oral and 26 poster presentations. The data presented provides further insights into ibrutinib including: 1) the potential reconstitution of the immune system in CLL patients 2) valuable findings of mechanism of action of ibrutinib 3) the apoptotic effect (cell death) of ibrutinib in both the tissue and blood for CLL cells and 4) many models illustrating combinations with many other therapies. Below are a select, few abstracts:

Poster Abstract #4182: In Patients With Chronic Lymphocytic Leukemia (CLL) Ibrutinib Effectively Reduces Clonal IgM Paraproteins and Serum Free Light Chains While Increasing Normal IgM, IgA Serum Levels, Suggesting a Nascent Recovery Of Humoral Immunity
Georg Aue, MD, Hematology Branch, National Heart, Lung, and Blood Institute, National Institutes of Health, Bethesda, MD

This study demonstrated ibrutinib’s impact on the recovery of humoral immunity equally amongst treatment naïve and relapsed refractory CLL patients. Consistent with other reports we see little change in IgG levels in the first 12 months. Importantly, ibrutinib leads to a significant increase in both IgA and IgM serum levels, suggesting a beginning recovery of humoral immunity. The reduction of clonal light chains, a tumor marker, correlates with clinical response. In contrast, the increasing levels of the non-clonal light chain may herald a recovery of the normal B-cell (and possibly plasma cell compartment) raising the possibility that ibrutinib may selectively target CLL cells while allowing the re-growth of normal B-cells.

Poster Abstract #4166: Kinetics Of Chronic Lymphocytic Leukemia Cells In Tissues and Blood During Therapy With The BTK Inhibitor Ibrutinib
Dominik Wodarz, Department of Ecology and Evolutionary Biology, University of California Irvine, Irvine, CA

This two-compartment analysis provides greater insight into ibrutinib’s mechanism of action in CLL. During ibrutinib therapy, on average 1.7% (± 1.1%) of the cells die per day in the blood, while in tissue 2.7% (± 0.99%) of the cells die per day. These death rates during treatment are approximately 3-5 times higher than those estimated in previous studies in the absence of treatment. The amount of CLL cells from the tissue that was redistributed into the blood during ibrutinib therapy accounted for an average of 23.3% (± 17%) of the calculated total tissue disease burden. Therefore the majority of tissue shrinkage is attributed to apoptosis of the CLL cells in the tissue. These findings indicate that generally a relatively small fraction of the total tissue CLL cell burden is re-distributed into the blood during ibrutinib therapy, and that a significant amount of drug-induced cell death occurs in tissue compartments.

Oral Abstract #118: Effective Inhibition Of Tumor Microenvironment Interactions In CLL Patients Treated With The BTK Inhibitor Ibrutinib Results In Sustained Inhibition Of Tumor Proliferation and Survival Pathways
Sarah E. M. Herman, PhD, Hematology Branch, National Heart, Lung, and Blood Institute, National Institutes of Health, Bethesda, MD

Prior studies have shown that CLL cells in the lymph node and bone marrow microenvironments demonstrate higher levels of BCR and NF-κB signaling as well as increased cell activation and proliferation (Herishanu et al., Blood 2011). This study’s goal was to determine the in vivo effect of ibrutinib on tumor cell activation and proliferation in these microenvironmental niches. Analysis of bone marrow from two cycles of treatment shows that ibrutinib effectively inhibits BCR, NF-κB, and ERK signaling. This occurs very quickly as demonstrated in the lymph node and is sustained on treatment as shown in the bone marrow. The strong and sustained reduction in proliferation and activation of CLL cells in the tissue microenvironment suggests that BTK is indeed a central hub mediating the nourishing and protective effects of the tumor microenvironment.

About IMBRUVICA
IMBRUVICA (ibrutinib) is indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. This indication is based on overall response rate (ORR). An improvement in survival or disease-related symptoms has not been established. For more information about IMBRUVICA, including the full prescribing information, please visit www.IMBRUVICA.com. IMBRUVICA is a first in class, oral therapy and is a new agent that inhibits a protein called Bruton's tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival of malignant B cells. IMBRUVICA blocks signals that tell malignant B cells to grow and divide uncontrollably. It is one of the first medicines to receive FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, nine Phase III trials have been initiated with IMBRUVICA and a total of 38 trials are currently registered on www.clinicaltrials.gov. Janssen Biotech, Inc. and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA.

About Pharmacyclics
Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at www.pharmacyclics.com.

The following safety information is described in the package insert for the use of IMBRUVICA in patients with MANTLE CELL LYMPHOMA who have received at least one prior therapy. This indication is based on overall response rate. An improvement in survival or disease-related symptoms has not been established.

IMPORTANT SAFETY INFORMATION
WARNINGS AND PRECAUTIONS

Hemorrhage - 5% of patients with MCL had ≥ Grade 3 bleeding events (subdural hematoma, gastrointestinal bleeding, and hematuria). Bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily. The mechanism for the bleeding events is not well understood. Consider the benefit-risk of IMBRUVICA in patients requiring antiplatelet or anticoagulant therapies and the benefit-risk of withholding IMBRUVICA for at least 3 to 7 days pre and post-surgery depending upon the type of surgery and the risk of bleeding.
Infections - Fatal and non-fatal infections have occurred. At least 25% of patients with MCL had infections ≥ Grade 3, according to NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.
Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%). Monitor complete blood counts monthly.
Renal Toxicity - Fatal and serious cases of renal failure have occurred. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients and from 1.5 to 3 times the upper limit of normal in 9% of patients. Periodically monitor creatinine levels. Maintain hydration.
Second Primary Malignancies - Other malignancies (5%) have occurred in patients with MCL who have been treated with IMBRUVICA, including skin cancers (4%) and other carcinomas (1%).
Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS
The most commonly occurring adverse reactions (≥ 20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%) and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.
The most common Grade 3 or 4 non-hematological adverse reactions (≥ 5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation, diarrhea (5%), fatigue (5%), and skin infections (5%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients. Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111).
The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

DRUG INTERACTIONS
CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA dose.
CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.
SPECIAL POPULATIONS - Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

Because everyone is different, it is not possible to predict what side effects any one patient will have. Patients with questions or concerns about side effects should talk to their doctor.

Report side effects to the FDA at (800) FDA-1088 or http://www.fda.gov/medwatch.

For more information please read the IMBRUVICA Full Prescribing Information at www.IMBRUVICA.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

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